Exhibit 99.1 Press Release

FOR IMMEDIATE RELEASE

RadNet Reports Record Full Year 2011 and Fourth Quarter Results and Releases 2012 Financial Guidance

•	For the year, RadNet reports record annual Revenue of $619.8 million and record annual Adjusted EBITDA(1)of $115.5 million; increases of 12.3% and 8.8%, respectively, over the prior year’s results
•	For the year, RadNet reports per share net income of $0.19 compared to prior year per share loss of $(0.35)
•	For the fourth quarter, RadNet reports record Revenue of $164.8 million and record Adjusted EBITDA(1) of $32.3 million; increases of 12.8% and 7.0%, respectively, over the prior year’s fourth quarter
•
Fourth quarter 2011 Net Income was $4.5 million as compared with Net Income of $3.3 million from last year’s fourth quarter;  fourth quarter 2011 per share Net Income was $0.12 compared to a per share Net Income of $0.09 for the prior year’s quarter

•	RadNet announces 2012 guidance, including expected increases in Revenue and Adjusted EBITDA(1)

LOS ANGELES, California., March 8, 2012 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 233 owned and/or operated outpatient imaging centers (inclusive of 20 facilities held in Joint Ventures), today reported financial results for its fourth quarter and full year ended December 31, 2011.

Financial Results

Annual Report:

For full year 2011, the Company reported Revenue, Adjusted EBITDA(1) and Net Income of $619.8 million, $115.5 million and $7.2 million, respectively.  Revenue increased $68.0 million (or 12.3%), Adjusted EBITDA(1) increased $9.3 million (or 8.8%) and Net Income increased $20.1 million, respectively, from full year 2010 results.

Net Income for 2011 was $0.19 per share, compared to a Net Loss of $(0.35) per share in 2010 (based upon a weighted average number of diluted shares outstanding of 38.8 million and 36.9 million in 2011 and 2010, respectively).  Affecting Net Income in 2011 were certain non-cash expenses and non-recurring items including:  non-cash gains from the mark-to-market of our interest rate swaps of $5.4 million; $3.1 million of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants; $2.9 million of non-cash Deferred Financing Expense related to the amortization of financing fees paid as part of our existing credit facilities; $1.4 million of severance paid in connection with the headcount reductions related to cost savings initiatives from previously announced acquisitions; $2.2 million gain on the disposal or sale of certain capital equipment; and a $1.2 million non-cash charge to interest expense related to the amortization of accumulated unrealized losses on interest rate swaps related to the Company’s credit facilities.

_______________________

For the year ended December 31, 2011, as compared to 2010, MRI volume increased 17.6%, CT volume increased 11.0% and PET/CT volume increased 3.2%.  Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 13.1% for the twelve months of 2011 over 2010.

Fourth Quarter Report:

For the fourth quarter of 2011, RadNet reported Revenue, Adjusted EBITDA(1) and Net Income of $164.8 million, $32.3 million and $4.5 million, respectively.  Revenue increased $18.6 million (or 12.8%), Adjusted EBITDA(1) increased $2.1 million (or 7.0%) and Net Income increased $1.2 million (or 37.8%) over the fourth quarter of 2010.

Net Income for the fourth quarter of 2011 was $0.12 per share, compared with a Net Income of $0.09 per share in the fourth quarter of 2010 (based upon a weighted average number of diluted shares outstanding of 38.1 million and 37.8 million for these periods in 2011 and 2010, respectively).  Excluding non-cash gains from the mark-to-market of our interest rate swaps of $1.7 million, a $306,00 non-cash charge to interest expense related to the amortization of accumulated unrealized losses on interest rate swaps, gains from the disposal or sale of equipment of $312,000 and non-cash stock compensation of $611,000, RadNet would have reported Net Income of $3.5 million, or $0.09 per fully diluted share, for the fourth quarter of 2011 compared with a Net Income of $3.2 million, or $0.08 per share, for the fourth quarter of 2010 excluding those same non-cash losses and expenses.

Also affecting Net Income in the fourth quarter of 2011 were certain other non-cash expenses and non-recurring items, including $421,000 of severance paid in connection with employee reductions related to cost savings initiatives and $754,000 of non-cash Deferred Financing Expense related to the amortization of financing fees paid as part of our new credit facilities and senior unsecured notes.

For the fourth quarter of 2011, as compared with the prior year’s fourth quarter, MRI volume increased 19.7%, CT volume increased 18.8% and PET/CT volume increased 7.6%.  Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 18.2% over the prior year’s fourth quarter.  On a same-center basis, including only those centers which were part of RadNet for both the fourth quarters of 2011 and 2010, MRI volume increased 4.0%, CT volume increased 2.4% and PET/CT volume decreased 2.9%.  Overall same-center volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 4.6% over the prior year’s same quarter.

Dr. Howard Berger, President and Chief Executive Officer of RadNet, commented “We are pleased to report record fourth quarter and full-year 2011 results.  Our fourth quarter and full-year Revenue, EBITDA, Net Income and procedural volumes were at their highest levels in our Company’s history.  I’m proud we were able to achieve these metrics, particularly our positive same-center volume growth, in what remains a difficult operating environment, challenged by lower utilization of healthcare services, pressured reimbursement and large patient populations who have seen their healthcare benefits eliminated or reduced.”

“I believe our results illustrate the strength of our operating model, which has allowed us to take market share aware from competitors at the local and regional levels.  Our relative size, operating efficiency, depth of management talent and continued access to capital remain important advantages.  We believe our multi-modality approach and geographic clustering operating model is necessary for long-term success in the diagnostic imaging industry.”

Dr. Berger continued, “We took important steps in 2011 to further our growth and long-term prospects.  In November, we completed the acquisition of 21 facilities from CML Healthcare, an acquisition which added 15 facilities in Maryland and a new local market for RadNet in Rhode Island.  We also completed the development of our eRAD Radiology Information System which we will be implementing throughout the RadNet network during 2012.  Also in 2011, we established a focused effort on partnering with health systems and hospitals to become the outsourced imaging provider of choice.  Finally, we established several cost savings and operational productivity programs designed to increase the efficiency with which we operate and deliver better service to our patients and referring physician communities.”

Actual 2011 Results vs. 2011 Guidance:

The following compares the Company’s actual 2011 performance with previously announced guidance levels.

	Guidance Range	Actual Results
Revenue	$575 million - $605 million	$619.8 million
Adjusted EBITDA(1)	$110 million - $120 million	$115.5 million
Capital Expenditures (a)	$35 million - $40 million	$39.7 million
Cash Interest Expense	$45 million - $49 million	$47.3 million
Free Cash Flow Generation (b)	$25 million - $35 million	$28.5 million

(a)	Net of proceeds from the sale of equipment and from insurance claims on damaged equipment.
(b)	Defined by the Company as Adjusted EBITDA(1) less total capital expenditures and cash paid for interest.

Dr. Berger commented, “We are pleased to have met or exceeded each guidance level we set for 2011.  While we exceeded our revenue projections, our EBITDA, Capital Expenditures, Cash Interest Expense and Free Cash Flow metrics fell within the guidance ranges we set a year ago.  We believe these 2011 performance objectives, which were set at levels above 2010 results, were accomplished partly through capturing market share from our competitors, most of which are single-center or small-group operators.  I believe our size, access to capital, economies of scale and efficiency have continued to separate us from much of the rest of the industry.”

2012 Fiscal Year Guidance

For its 2012 fiscal year, RadNet announces its guidance ranges as follows:

Revenue	$660 million - $700 million
Adjusted EBITDA(1)	$120 million - $130 million
Capital Expenditures (a)	$35 million - $40 million
Cash Interest Expense	$46 million - $51 million
Free Cash Flow Generation (b)	$30 million - $40 million

(a)	Net of proceeds from the sale of equipment.
(b)	Defined by the Company as Adjusted EBITDA(1) less total capital expenditures and cash paid for interest.

“As reflected in our guidance, we are optimistic about 2012.  Despite our assumption that the operating environment may continue to be affected by a difficult broader economy, we are predicting increasing aggregate procedural volumes, Revenue and EBITDA.  We expect to benefit in 2012 from the full-year contribution of the CML transaction we completed in November of 2011 and the numerous capital investments we made and projects we began in 2011.  We also should benefit from cost savings and productivity measures we implemented throughout 2011 designed to lower salaries, professional fees and information technology expenses.  Though our 2012 guidance incorporates reimbursement cuts from Medicare and certain private health plans, the midpoint of our guidance reflects only modest volume increases which result in flat same-center Revenue as compared with 2011,” added Dr. Berger.

Conference Call for Today

Dr. Howard Berger, President and Chief Executive Officer, and Mark Stolper, Executive Vice President and Chief Financial Officer, will host a conference call today, at 10:30 a.m. Eastern Standard Time.  During the call, management will discuss the Company's 2011 fourth quarter and year-end results.

Conference Call Details:

Date:  Thursday, March 8, 2012
Time:  10:30 a.m. EST
Dial In-Number:  800-753-0487
International Dial-In Number:  913-312-0689

There will also be simultaneous and archived webcasts available at http://viavid.net/dce.aspx?sid=00009416 or http://www.radnet.com under the “Investors” menu section and “News Releases” sub-menu of the website.  An archived replay of the call will also be available and can be accessed by dialing 877-870-5176 from the U.S., or 858-384-5517 for international callers, and using the passcode 6034578.

Regulation G: GAAP and Non-GAAP Financial Information

This release contains certain financial information not reported in accordance with GAAP. The Company uses both GAAP and non-GAAP metrics to measure its financial results.  The Company believes that, in addition to GAAP metrics, these non-GAAP metrics assist the Company in measuring its cash-based performance.  The Company believes this information is useful to investors and other interested parties because it removes unusual and nonrecurring charges that occur in the affected period and provides a basis for measuring the Company's financial condition against other quarters.  Such information should not be considered as a substitute for any measures calculated in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  Reconciliation of this information to the most comparable GAAP measures is included in this release in the tables which follow.

About RadNet, Inc.

RadNet, Inc. is a national market leader providing high-quality, cost-effective diagnostic imaging services through a network of 233 owned and/or operated outpatient imaging centers (inclusive of 20 facilities held in Joint Ventures).  RadNet's core markets include California, Maryland, Delaware, New Jersey, New York and Rhode Island. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 6,300 employees. For more information, visit http://www.radnet.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning successfully integrating acquired operations, successfully achieving 2012 financial guidance, achieving cost savings, successfully developing and integrating new lines of business, continuing to grow its business by generating patient referrals and contracts with radiology practices, and receiving third-party reimbursement for diagnostic imaging services, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause the Company's actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect RadNet's business and its financial results are detailed in its most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACTS:
RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer

RADNET, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT SHARE DATA)

	December 31,
	2011	2010

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,455	$627
Accounts receivable, net	128,432	96,094
Asset held for sale	2,300	-
Prepaid expenses and other current assets	19,140	14,304
Total current assets	152,327	111,025
PROPERTY AND EQUIPMENT, NET	215,527	194,230
OTHER ASSETS
Goodwill	159,507	143,353
Other intangible assets	53,105	57,348
Deferred financing costs, net	13,490	15,486
Investment in joint ventures	22,326	15,444
Deposits and other	2,906	2,628
Total assets	$619,188	$539,514
LIABILITIES AND EQUITY DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$103,101	$82,619
Due to affiliates	3,762	2,975
Deferred revenue	1,076	1,568
Current portion of notes payable	6,608	8,218
Current portion of deferred rent	999	745
Current portion of obligations under capital leases	6,834	9,139
Total current liabilities	122,380	105,264
LONG-TERM LIABILITIES
Deferred rent, net of current portion	12,407	10,379
Deferred taxes	277	277
Notes payable, net of current portion	484,046	481,578
Line of credit	58,000	-
Obligations under capital lease, net of current portion	3,338	5,639
Other non-current liabilities	8,547	18,850
Total liabilities	688,995	621,987
COMMITMENTS AND CONTINGENCIES

EQUITY DEFICIT
Common stock - $.0001 par value, 200,000,000 shares authorized; 37,426,460 and 37,223,475 shares issued and outstanding at December 31, 2011 and 2010, respectively	4	4
Paid-in-capital	165,796	162,444
Accumulated other comprehensive loss	(946)	(2,137)
Accumulated deficit	(235,610)	(242,841)
Total Radnet, Inc.'s equity deficit	(70,756)	(82,530)
Noncontrolling interests	949	57
Total equity deficit	(69,807)	(82,473)
Total liabilities and equity deficit	$619,188	$539,514

RADNET, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT SHARE DATA)

	Years Ended December 31,
	2011	2010	2009

NET REVENUE	$619,800	$551,815	$527,615

OPERATING EXPENSES
Cost of operations	477,828	420,973	397,753
Depreciation and amortization	57,481	53,997	53,800
Provision for bad debts	34,679	33,158	32,704
Loss (gain) on sale of equipment	(2,240)	1,136	523
Severance costs	1,391	838	731
Total operating expenses	569,139	510,102	485,511

INCOME FROM OPERATIONS	50,661	41,713	42,104

OTHER EXPENSES
Interest expense	52,798	48,398	50,016
Gain on bargain purchase	-	-	(1,387)
Loss on extinguishment of debt	-	9,871	-
Other expenses (income)	(5,075)	505	416
Total other expenses	47,723	58,774	49,045

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF JOINT VENTURES	2,938	(17,061)	(6,941)
Provision for income taxes	(820)	(576)	(443)
Equity in earnings of joint ventures	5,224	4,952	5,209
NET INCOME (LOSS)	7,342	(12,685)	(2,175)
Net income attributable to noncontrolling interests	111	167	92
NET INCOME (LOSS) ATTRIBUTABLE TO RADNET, INC. COMMON STOCKHOLDERS	$7,231	$(12,852)	$(2,267)

BASIC NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO RADNET, INC. COMMON STOCKHOLDERS	$0.19	$(0.35)	$(0.06)

DILUTED NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO RADNET, INC. COMMON STOCKHOLDERS	$0.19	$(0.35)	$(0.06)

WEIGHTED AVERAGE SHARES OUTSTANDING

Basic	37,367,736	36,853,477	36,047,033

Diluted	38,785,675	36,853,477	36,047,033

RADNET, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)

	Years Ended December 31,
	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	$7,342	$(12,685)	$(2,175)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	57,481	53,997	53,800
Provision for bad debts	34,679	33,158	32,704
Equity in earnings of joint ventures	(5,224)	(4,952)	(5,209)
Distributions from joint ventures	4,993	7,639	4,420
Deferred rent amortization	2,282	1,848	1,094
Amortization of deferred financing cost	2,940	2,797	2,678
Amortization of bond discount	244	164	-
Loss (gain) on sale and disposal of equipment	(2,240)	1,136	523
Loss on extinguishment of debt	-	9,871	-
Gain on bargain purchase	-	-	(1,387)
Amortization of cash flow hedge	1,225	917	6,119
Stock-based compensation	3,110	3,718	3,607
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in purchase transactions:
Accounts receivable	(57,354)	(35,985)	(24,432)
Other current assets	(3,935)	(3,226)	4,206
Other assets	43	24	51
Deferred revenue	(492)	207	-
Accounts payable and accrued expenses	12,542	8,256	619
Net cash provided by operating activities	57,636	66,884	76,618
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of imaging facilities	(42,990)	(61,774)	(6,085)
Proceeds from sale of imaging facilities	-	-	650
Purchase of property and equipment	(42,720)	(40,293)	(30,752)
Proceeds from sale of equipment	325	685	219
Proceeds from insurance claims on damaged equipment	2,740	-	-
Purchase of equity interest in joint ventures	(5,094)	-	(315)
Net cash used in investing activities	(87,739)	(101,382)	(36,283)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on notes and leases payable	(18,756)	(21,463)	(23,660)
Proceeds from borrowings upon refinancing	-	482,360	-
Repayment of bebt	-	(412,000)	-
Deferred financing costs	(944)	(17,613)	-
Proceeds from, net of payments on, line of credit	58,000	-	(1,742)
Payments to counterparties of interest rate swaps, net of amounts received	(6,455)	(6,382)	(4,739)
Distributions to noncontrolling interests	(154)	(131)	(116)
Proceeds from issuance of common stock upon exercise of options/warrants	242	271	16
Net cash provided by (used in) financing activities	31,933	25,042	(30,241)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(2)	(11)	-
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,828	(9,467)	10,094
CASH AND CASH EQUIVALENTS, beginning of period	627	10,094	-
CASH AND CASH EQUIVALENTS, end of period	$2,455	$627	$10,094

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$47,310	$40,352	$40,092
Cash paid during the period for income taxes	$727	$659	$348

RADNET, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS)

	Three Months Ended December 31,
	2011	2010

NET REVENUE	$164,767	$146,124

OPERATING EXPENSES
Operating expenses	125,140	109,495
Depreciation and amortization	14,955	13,844
Provision for bad debts	9,418	8,555
Loss (gain) on sale of equipment	(312)	530
Severance costs	421	107
Total operating expenses	149,622	132,531

INCOME FROM OPERATIONS	15,145	13,593

OTHER EXPENSES (INCOME)
Interest expense	13,491	12,921
Other expenses (income)	(1,509)	(1,466)
Total other expense	11,982	11,455

LOSS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF JOINT VENTURES	3,163	2,138

Provision for income taxes	(102)	(53)
Earnings from joint ventures	1,435	1,307
NET INCOME (LOSS)	4,496	3,392
Net income attributable to noncontrolling interests	51	(92)
NET INCOME (LOSS) ATTRIBUTABLE TO RADNET, INC. COMMON SHAREHOLDERS	$4,547	$3,300

BASIC NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO RADNET, INC. COMMON SHAREHOLDERS	$0.12	$0.09

DILUTED NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO RADNET, INC. COMMON SHAREHOLDERS	$0.12	$0.09

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	37,426	37,143

Diluted	38,059	37,845

RADNET, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) ATTRIBUTABLE TO RADNET, INC. COMMON SHAREHOLDERS TO ADJUSTED EBITDA(1)
(IN THOUSANDS)
	Three Months Ended December 31,
	2011	2010

Net Income Attributable to RadNet, Inc. Common Shareholders	$4,547	$3,300
Plus Provision for Income Taxes	102	53
Plus Other Expenses (Income)	(1,509)	(1,466)
Plus Interest Expense	13,491	12,921
Plus Severence Costs	421	107
Plus Loss (Gain) on Sale of Equipment	(312)	530
Plus Depreciation and Amortization	14,955	13,844
Plus Non Cash Employee Stock Compensation	611	898
Adjusted EBITDA(1)	$32,306	$30,187

	Fiscal Year Ended December 31,
	2011	2010

Net Loss Attributable to RadNet, Inc. Common Shareholders	$7,231	$(12,852)
Plus Provision for Income Taxes	820	576
Plus Other Expenses (Income)	(5,075)	505
Plus Interest Expense	52,798	48,398
Plus Severence Costs	1,391	838
Plus Loss (Gain) on Sale of Equipment	(2,240)	1,136
Plus Depreciation and Amortization	57,481	53,997
Plus Non Cash Employee Stock Compensation	3,110	3,718
Plus Loss on Extinguishment of Debt	-	9,871
Adjusted EBITDA(1)	$115,516	$106,187

RADNET PAYMENTS BY PAYORS *

	Fourth Quarter 2011	Full Year 2011	Full Year 2010	Full Year 2009

Commercial Insurance	54.8%	55.1%	55.7%	55.8%
Medicare	20.4%	20.2%	19.3%	20.0%
Capitation	14.3%	14.5%	15.3%	15.4%
Workers Compensation/Personal Injury	4.4%	4.5%	4.1%	3.5%
Medicaid	3.4%	3.4%	3.2%	3.2%
Other	2.6%	2.3%	2.4%	2.1%
	100.0%	100.0%	100.0%	100.0%

RADNET PAYMENTS BY MODALITY *

	Fourth Quarter 2011	Full Year 2011	Full Year 2010	Full Year 2009

MRI	35.1%	35.1%	34.3%	34.1%
CT	16.2%	16.1%	17.5%	19.1%
PET/CT	5.9%	6.0%	6.1%	6.0%
X-ray	10.2%	10.1%	10.1%	9.8%
Ultrasound	10.9%	10.9%	11.0%	10.3%
Mammography	15.8%	15.9%	16.0%	16.0%
Nuclear Medicine	1.6%	1.6%	1.7%	1.7%
Other	4.2%	4.2%	3.2%	3.0%
	100.0%	100.0%	100.0%	100.0%

RADNET AVERAGE PAYMENTS BY MODALITY *

	Fourth Quarter 2011	Full Year 2011	Full Year 2010	Full Year 2009

MRI	$496	$497	$501	$503
CT	299	301	306	308
PET/CT	1,490	1,490	1,494	1,493
X-ray	41	41	40	38
Ultrasound	106	107	107	108
Mammography	134	134	135	135
Nuclear Medicine	321	321	322	323
Other	124	124	126	127

Note
* Based upon global payments received from consolidated Imaging Centers from that year's dates of service.
Excludes payments from hospital contracts, Breastlink, Center Management Fees and other miscellaneous operating activities.

Footnotes

(1) The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taken place during the period.

Adjusted EBITDA is reconciled to its nearest comparable GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure used as analytical indicator by RadNet management and the healthcare industry to assess business performance, and is a measure of leverage capacity and ability to service debt. Adjusted EBITDA should not be considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As Adjusted EBITDA is not a measurement determined in accordance with GAAP and is therefore susceptible to varying methods of calculation, this metric, as presented, may not be comparable to other similarly titled measures of other companies.

(2) As noted above, the Company defines Free Cash Flow as Adjusted EBITDA less total Capital Expenditures (whether completed with cash or financed) and Cash Interest paid. Free Cash Flow is a non-GAAP financial measure. The Company uses Free Cash Flow because the Company believes it provides useful information for investors and management because it measures our capacity to generate cash from our operating activities. Free Cash Flow does not represent total cash flow since it does not include the cash flows generated by or used in financing activities. In addition, our definition of Free Cash Flow may differ from definitions used by other companies.

Free Cash Flow should not be considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As Adjusted EBITDA is not a measurement determined in accordance with GAAP and is therefore susceptible to varying methods of calculation, this metric, as presented, may not be comparable to other similarly titled measures of other companies.